July 1st, 2012

Dear Craig Miller:

Flux Power, Inc. and Flux Power Holdings are pleased to offer you a job as Chief Intellectual Property Officer and Corporate Secretary respectively. Being that you have been a consultant with the company since its founding we are excited about bringing you onboard.

Start Date: August 1, 2012

Responsibilities:

General Corporate:  Direct, coordinate and manage all corporate, legal and regulatory matters; negotiating and drafting general contracts including third party agreements, sales/supply agreements and assist in maintaining customer/vendor supplier relationships; management of external counsel and general litigation regarding regulatory filings, employment law, claims, devising company policies.  Support and coordinate equity, customer and merger/acquisition due diligence efforts.

Intellectual Property:  Set and implement Intellectual Property strategy in alignment with the business long-term strategy and technology roadmap. Develop and prosecute Intellectual Property portfolio including the management of foreign filings to protect company’s market share.  Ensure company always respects the IP rights of other companies.

Corporate Secretary:  Serve as a focal point for communication with and between the board of directors, senior management and the company's shareholders, and assist in the administration of the Board and critical corporate matters. Guide and counsel the chairman, members of the Board, and other members of senior management, on corporate governance and regulatory matters and facilitate the proper advice and resources for discharging their fiduciary duties to shareholders under state law. More specific duties include: assist the Chairman in setting the agenda for board and shareholder meetings, draft official board minutes, manage the annual meetings of the shareholders and proxy statements, manage corporate records, manage stock transfers and dividends, ensure securities market listings and compliance with listing standards.

Compensation: Should you accept this job offer, you will be eligible to receive the following beginning on your hire date:

Salary: Your annual base salary will be $180,000 paid in biweekly installments.

Bonuses: $10,000 for every $5,000,000 in revenue per quarter.

Benefits: Standard benefits for salaried employees, including the following (along with those listed in the employee handbook):

•	Health and dental insurance (100% company paid) for employee and employee’s family (effective upon start date).

•	Personal time off bank of 15 days in your first year, after one year service your bank will increase to 20 days.

•	Additional bonuses of stock to be determined.

•	As the company grows and executive packages are provided, your executive package and compensation will be adjusted accordingly and Additional compensation of shares or otherwise granted to the board of directors shall also be granted to the corporate secretary.

Location & Travel:

Travel will be required occasionally and you are allowed to work from your home office.

Reporting:

You will be reporting to Board of Directors and the CEO. On your first day you must bring proof of eligibility to work in the United States (valid passport or your current driver's license and your original social security card or birth certificate)..

Sincerely,

Chris Anthony

CEO & Chairman

Accept Job Offer

By signing and dating this letter below, I, Craig Miller, accepts this job offer of Chief Intellectual Property Officer and Corporate Secretary for FLUX Power, Inc. and Flux Power Holdings.

Signature:______________________________________ Date: _________________________